                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 BancTec, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                 BancTec, Inc.
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                            [LOGO OF BANCTEC, INC.]

                            4435 SPRING VALLEY ROAD
                              DALLAS, TEXAS 75244

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 22, 1996

  Notice is hereby given that the Annual Meeting of Stockholders of BancTec, Inc., a Delaware corporation (the "Company"), will be held at Texas Commerce Bank Tower, Fourth Floor Boardroom, 2200 Ross Avenue, Dallas, Texas on May 22, 1996, at 10:00 a.m., Dallas, Texas time for the following purposes:

    (i) To elect three directors;

   (ii) To approve the BancTec, Inc. 1996 Employee Stock Purchase Plan;

  (iii) To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

  The accompanying Proxy Statement contains information regarding, and a more complete description of, the items of business to be considered at the meeting.

  Only stockholders of record at the close of business on April 12, 1996, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any adjournment(s) thereof.

  You are cordially invited and urged to attend the meeting, but if you are unable to attend, you are requested to sign and date the accompanying proxy and return it promptly in the enclosed self-addressed envelope. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

                                          By Order of the Board of Directors

                                                Tod V. Mongan
                                           Senior Vice President,
                                             General Counsel and
                                                  Secretary

Dallas, Texas
April 22, 1996

                                     LOGO
                            4435 SPRING VALLEY ROAD
                              DALLAS, TEXAS 75244

                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 22, 1996

  This Proxy Statement is sent to stockholders of BancTec, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Stockholders of the Company, and any adjournment(s) thereof (the "Meeting"), to be held on May 22, 1996, at 10:00 a.m., Dallas, Texas time at Texas Commerce Bank Tower, Fourth Floor Boardroom, 2200 Ross Avenue, Dallas, Texas for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Solicitation of proxies may be made in person or by mail, telephone, or telegraph by directors, officers, and regular employees of the Company. The Company has also retained Chemical Mellon Shareholder Services to solicit stockholders in connection with the matters to be presented at the Meeting for a fee not to exceed $3,750 plus reimbursement of certain expenses. The Company may also request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock of the Company held of record by such persons, and the Company will reimburse the forwarding expenses. The cost of solicitation of proxies will be paid by the Company. This Proxy Statement was first mailed to stockholders on or about April 22, 1996.

  The Company's Transition Report on Form 10-K covering the nine month period from March 27, 1995 through December 31, 1995 ("Fiscal 1995A"), including audited financial statements, is enclosed herewith. Such Transition Report on Form 10-K does not form any part of the material for the solicitation of proxies.

  Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise: (i) by giving written notice to the Company of such revocation; (ii) by voting in person at the Meeting; or (iii) by executing and delivering to the Company a later dated proxy.

  The voting securities of the Company are shares of its Common Stock, $.01 par value ("Common Stock"), each share of which entitles the holder thereof to one vote. On April 12, 1996, there were outstanding and entitled to vote 20,243,777 shares of Common Stock. Only stockholders of record at the close of business on April 12, 1996, are entitled to notice of, and to vote at, the Meeting.

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. If a quorum is not present or represented at the Meeting, the stockholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the Meeting from time to time, without notice other than an announcement at the Meeting, until a quorum is present or represented. At any such adjourned Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present for purposes of a quorum, but will not be counted as votes in favor of a proposal.

  Cumulative voting is not permitted in the election of directors of the Company. On all matters (including election of directors) submitted to a vote of the stockholders at the Meeting, each stockholder will be entitled to one vote for each share of Common Stock owned of record by such stockholder at the close of business on April 12, 1996.

  Proxies in the accompanying form, if properly executed and returned, will be voted at the Meeting in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated with respect to any of the following matters will be voted as follows: (i) "FOR" the election of the three persons named in this Proxy Statement as the Board's nominees for election to the Board; (ii) "FOR" approval of the BancTec, Inc. 1996 Employee Stock Purchase Plan (the "1996 Plan"); and (iii) in accordance with the discretion of the holders of such proxies with respect to any other business that properly comes before the stockholders at the Meeting. The Board knows of no matters, other than those stated above, to be presented for consideration at the Meeting. If, however, other matters properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the accompanying proxy may also, if it is deemed to be advisable, vote such proxy to adjourn the Meeting from time to time.

                             ELECTION OF DIRECTORS

  The directors of the Company have been divided into three classes. The members of each class serve for three years. Pursuant to the Company's bylaws, the Board has fixed the number of directors at nine. Three of the nine directors' terms expire this year. The term of office for each director shall be until the year following each nominee's name below or until a successor is elected and qualified. Directors are elected by a plurality of the votes of shares of Common Stock present in person or by proxy and entitled to vote at the Meeting.

  The Board recommends a vote FOR the election of the following nominees to be elected for a term expiring in 1999:


                NAME               AGE                 POSITION
     ----------------------------- ---     ---------------------------------------
     Grahame N. Clark, Jr.........  53 Chairman, President and Chief Executive
                                        Officer and Director
     A.A. Meitz...................  58 Director
     Michael A. Stone.............  59 Director

  The following directors are presently serving unexpired terms, ending the year following such director's name:


                NAME               AGE                 POSITION
     ----------------------------- ---     ---------------------------------------
     Michael E. Faherty (1997)....  60 Director
     Paul J. Ferri (1997).........  57 Director
     Rawles Fulgham (1998)........  68 Director
     Thomas G. Kamp (1998)........  70 Director
     Norton A. Stuart, Jr. (1998).  61 Director
     Merle J. Volding (1997)......  72 Director

  Mr. Clark has been a director of the Company since September 1985. Mr. Clark has been Chairman and Chief Executive Officer of the Company since April 1987 and President since September 1995. Mr. Clark also serves as a director of El Chico Restaurants, Inc. (owner and franchiser of El Chico and other Tex-Mex style Mexican restaurants) and The Dyson-Kissner-Moran Corporation (a private investment company).

  Mr. Meitz has been a director of the Company since November 1995. Mr. Meitz was formerly with the firm of Booz-Allen & Hamilton, Inc. (an international management and technology consulting firm) for more than 25 years and was a Senior Vice President until he elected retirement in August 1994. Mr. Meitz also served as a member of the Booz-Allen Board of Directors and Chairman of its Audit Committee. The majority of his work has focused on issues of business strategy, marketing and organization design. In addition, Mr. Meitz served as a director of Recognition International Inc. until October 1995. Presently, Mr. Meitz serves as a director of Associated Materials Incorporated (a building products company), Northern Trust Bank of Texas (a subsidiary of Northern Trust Bank of Illinois), Greyhound Lines Inc. (a transportation company), and ComStream Corp. (a satellite communications business).

  Mr. Stone has been a director of the Company since January 1979. Since March 1985, Mr. Stone has been general partner of Davis Venture Group, L.P., the general partner of Davis Venture Partners, L.P. (a venture capital partnership).

  Mr. Faherty has been a director of the Company since September 1984. Since 1977, Mr. Faherty has been president of MICO, Inc., a family-owned consulting and contract executive business. As part of the contract executive business, Mr. Faherty from time to time serves as a corporate officer of companies. Currently, he is serving as chairman and CEO of eccs inc. (a manufacturer of mass storage subsystems and an integrator of systems utilizing such subsystems). Mr. Faherty also serves as a director of eccs inc. and of Frontier Corporation (a provider of telecommunication services).

  Mr. Ferri has been a director of the Company since September 1978. Mr. Ferri has been managing general partner in Matrix Partners I, II, III, and IV, L.P. (venture capital investment partnerships) since January 1982, August 1985, March 1990 and January 1995, respectively. In addition, Mr. Ferri is a director of Applix, Inc. (real time decision support software), Atria Software, Inc. (software configuration management), and Cascade Communications Corp. (frame relay data communications products), Stratus Computer, Inc. (fault tolerant computer systems), Techforce Corp. (integrated network support solutions), and Video Server Inc. (video teleconferencing).

  Mr. Fulgham has been a director of the Company since June 1982. Since September 1989, Mr. Fulgham has served as senior advisor of Merrill Lynch & Co., Inc. From August 1982 to September 1989, Mr. Fulgham was executive director of Merrill Lynch Private Capital Inc. In addition, Mr. Fulgham presently serves on the Advisory and Audit Committee of Dorchester Hugoton, Ltd. (engaged in development, production and processing of natural gas) and as a director of Dresser Industries, Inc. (a supplier to energy-related companies), NCH Corporation (a manufacturer of products used in maintenance applications), Republic Financial Services, Inc. (a provider of fire and casualty life insurance) and Global Technologies, Inc. (a provider of products for industrial production and infrastructure development).

  Mr. Kamp has been a director of the Company since June 1982. Mr. Kamp served as chairman of the board of Premier Computer Corporation (a disk drive remanufacturer) from 1985 to 1990, and also served as chairman of the board of Rodime, Inc. (a disk drive manufacturer) from 1989 to 1991. Mr. Kamp was vice chairman of Control Data Corporation until December 1984 and chairman of Centronics Data Computer Corporation (a holding company) from January 1985 until January 1988.

  Mr. Stuart has been a director of the Company since February 1986. Mr. Stuart served as President of the Company from April 1987 to September 1995.

  Mr. Volding has been a director of the Company since December 1971. From April 1987 to April 1989, Mr. Volding was Chairman of the Executive Committee of the Company. From October 1985 to April 1987, Mr. Volding was Chairman of the Board of the Company. Mr. Volding served as President and Chief Executive Officer of the Company from March 1974 to October 1985. Mr. Volding also serves as a director of Computer Language Research, Inc. (a developer of proprietary software systems).

  Should any nominee named herein for the office of director become unable or unwilling to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in his stead, of such other person as the Board may recommend. The Board has no reason to believe that any nominee named above will be unable or unwilling to serve if elected.

                     MEETINGS AND COMMITTEES OF THE BOARD

  The Board held six meetings in Fiscal 1995A, and each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which he served as a director and (ii) the total number of meetings held by all committees of the Board on which he served.

  The Board does not have a standing nominating committee or a committee performing similar functions. Nominees to the Board are selected by the entire Board.

  The Board has an Option Committee (herein so called), which is composed of Michael A. Stone, Michael E. Faherty, Paul J. Ferri, Rawles Fulgham, Thomas G. Kamp, A.A. Meitz, and Merle J. Volding. The Option Committee administers the Company's stock option plans. The Option Committee held four meetings during Fiscal 1995A.

  The Board has a Compensation Committee (herein so called), which is composed of Michael E. Faherty, Paul J. Ferri, Rawles Fulgham, Thomas G. Kamp, A.A. Meitz, and Michael Stone. The Compensation Committee reviews and makes recommendations regarding compensation and other employment benefits of officers and employees of the Company. The Compensation Committee held two meetings during Fiscal 1995A.

  The Board has an Audit Committee (herein so called), which is composed of Michael E. Faherty, Paul J. Ferri, Rawles Fulgham, Thomas G. Kamp, A.A. Meitz, Michael A. Stone, and Merle J. Volding. The Audit Committee reviews the Company's financial results, recommends the appointment of the Company's outside auditors, reviews the scope and results of audits, and reviews internal accounting controls. The Audit Committee held three meetings during Fiscal 1995A.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation earned during Fiscal 1995A and the fiscal years ended March 27, 1995 ("Fiscal 1995") and March 27, 1994 ("Fiscal 1994"), by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (based upon salary and bonus earned during Fiscal 1995A). All information relating to shares of Common Stock and options to purchase Common Stock contained herein have been adjusted to reflect the three-for-two stock split of Common Stock effected in February 1993.

                                        ANNUAL COMPENSATION    LONG TERM COMPENSATION AWARDS
                                       ---------------------- -------------------------------
                                FISCAL                        RESTRICTED STOCK
NAME AND PRINCIPAL POSITION(S)   YEAR  SALARY ($) BONUS($)(1)   AWARD(S) ($)   OPTIONS (#)(2)
- ------------------------------  ------ ---------- ----------- ---------------- --------------
Grahame N. Clark, Jr.....        1995A  198,835     165,106          -0-           81,000
 Chairman and Chief Exec-
  utive Officer                  1995   256,877        -0-         35,035(3)       20,000
                                 1994   256,849     198,645       392,364          40,000
William E. Bassett.......        1995A  132,183      88,638          -0-           11,500
 Executive Vice Presi-
  dent; President,               1995   171,083        -0-         14,674(4)        3,500
 BancTec USA, Inc.               1994   169,337      83,261        12,224          15,000
John G. Guthrie..........        1995A  123,249      76,978          -0-            5,500
 Senior Vice President           1995   161,022        -0-          9,278(5)        3,500
                                 1994    71,421      34,960          -0-           15,000
Norton A. Stuart.........        1995A   99,687      76,609          -0-            6,500
 President                       1995   187,383        -0-         19,860(6)        5,000
                                 1994   186,924     112,651        19,703          10,000
Tod V. Mongan............        1995A   95,996      59,735        97,219          33,500
 Senior Vice President,
  General Counsel                1995   120,484        -0-         10,693(7)        5,000
 and Secretary                   1994   118,480      60,631         8,934          15,000

- --------
(1) Reflects bonus earned during the fiscal year. In some instances, all or a portion of the bonus was paid during the next fiscal year.
(2) Options to acquire shares of Common Stock.
(3) On December 31, 1995, Mr. Clark held 29,309 shares of restricted Common Stock granted under the 1989 Plan with a value of $542,226 based upon the last sales price of Common Stock reported on the NYSE on December 29, 1995, the last trading day of Fiscal 1995A. Of these 29,309 shares of restricted stock, 7,944 shares vest, in whole or in part, within three years of the date of grant and the remaining shares of restricted stock will vest beyond three years from the date of grant. Of such 7,944 shares, 2,120 will vest on April 1, 1996, 513 will vest on May 17, 1996, 557 will vest on May 27, 1996, 2,120 will vest on April 1, 1997, 514 shares will vest on May 17, 1997, and 2,120 will vest on April 1, 1998. Dividends, if any, paid on Common Stock will be paid on shares held as restricted stock.
(4) On December 31, 1995, Mr. Bassett held 5,529 shares of restricted Common Stock granted under the 1989 Plan with a value of $102,287 based upon the last sales price of Common Stock reported on the NYSE on December 29, 1995, the last trading day of Fiscal 1995A. Of these 5,529 shares of restricted stock, 643 shares will vest, in whole or in part, within three years of the date of grant and the remaining shares of restricted stock will vest beyond three years from the date of grant. Of such 643 shares, 213 will vest on May 27, 1996, 215 will vest on each of May 17, 1996 and May 17, 1997. Dividends, if any, paid on Common Stock will be paid on shares held as restricted stock.
(5) On December 31, 1995, Mr. Guthrie held 278 shares of restricted Common Stock granted under the 1989 Plan with a value of $5,143 based upon the last sales price of Common Stock reported on the NYSE on December 29, 1995, the last trading day of Fiscal 1995A. Of these 278 shares of restricted stock, 139 shares will vest on April 1, 1996, and 139 shares will vest on April 1, 1997. Dividends, if any, paid on Common Stock will be paid on shares held as restricted stock.
(6) On December 31, 1995, Mr. Stuart held 925 shares of restricted Common
    Stock granted under the 1989 Plan with a value of $17,131 based upon the last sales price of Common Stock reported on the NYSE December 29, 1995, the last trading day of Fiscal 1995A. Of these 925 shares of restricted stock, 291 shares will vest on May 17, 1996, 344 shares will vest on May 27, 1996, and 291 shares will vest on May 17, 1997. Dividends, if any, paid on Common Stock will be paid on shares held as restricted stock. On September 27, 1995, Mr. Stuart ceased serving as President of the Company.
(7) On December 31, 1995, Mr. Mongan held 15,451 shares of restricted Common Stock granted under the 1989 Plan with a value of $285,844 based upon the last sales price of Common Stock reported on the NYSE on December 29, 1995, the last trading day of Fiscal 1995A. Of these 15,451 shares of restricted stock, 1,634 shares of restricted stock will vest, in whole or in part, within three years of the date of grant and the remaining shares of restricted stock will vest beyond three years from the date of grant.
    Of such 1,634 shares of restricted stock, 157 will vest on May 17, 1996, 156 will vest on May 27, 1996, 388 will vest on June 30, 1996, 157 will vest on May 17, 1997, 388 will vest on June 30, 1997, and 388 will vest on June 30, 1998. Dividends, if any, paid on Common Stock will be paid on shares held as restricted stock.

OPTION GRANTS IN FISCAL 1995A

  The following table sets forth information related to options granted to the named executive officers during Fiscal 1995A.

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                                                                    ANNUAL RATES OF
                                                                                      STOCK PRICE
                                                                                     APPRECIATION
                               INDIVIDUAL GRANTS                                  FOR OPTION TERM(1)
- -------------------------------------------------------------------------------- ---------------------
                                  PERCENT OF TOTAL
                         OPTIONS OPTIONS GRANTED TO EXERCISE OR
                         GRANTED    EMPLOYEES IN    BASE PRICE     EXPIRATION
          NAME           (#)(2)    FISCAL YEAR(%)    ($/SH)(3)        DATE        5% ($)     10% ($)
          ----           ------- ------------------ ----------- ---------------- --------- -----------
Grahame N. Clark, Jr....  5,000          .93           15.38    May 25, 2001        26,153      59,333
                         76,000        14.13           19.98    November 7, 2001   516,428   1,171,600
William E. Bassett......  1,500          .28           15.38    May 25, 2001         7,846      17,800
                         10,000         1.86           19.98    November 7, 2001    67,951     154,158
John G. Guthrie.........  5,000          .93           15.38    May 25, 2001        26,153      59,333
                            500          .09           19.98    November 7, 2001     3,397       7,708
Norton A. Stuart, Jr....  1,500          .28           15.38    May 25, 2001         7,846      17,800
                          5,000          .93           19.98    November 7, 2001    33,976      77,079
Tod V. Mongan...........  3,500          .65           15.38    May 25, 2001        18,307      41,533
                         30,000         5.58           19.98    November 7, 2001   203,853     462,474

- --------
(1) The potential realizable value portion of the foregoing table illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compound rates of appreciation of the Common Stock over the term of the options. These amounts do not take into account provisions of certain options providing for termination of the options following termination of employment, nontransferability, or vesting periods of up to five years. These amounts represent certain assumed rates of appreciation only. Actual gains on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the potential values reflected in this table will be achieved. All amounts have been rounded to the nearest whole dollar amount.
(2) Options to acquire shares of Common Stock, which were granted on May 25, 1995 and November 7, 1995, under the 1989 Plan. The options will vest ratably over five years beginning one year after the date of grant.
(3) The option exercise price may be paid in shares of Common Stock owned by the executive officer, in cash, or a combination of either of the foregoing, as approved by the Option Committee in its discretion.

AGGREGATED OPTION EXERCISES IN FISCAL 1995A
AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information related to the number of options exercised in Fiscal 1995A and the value realized by the named executive officers. Further, the table provides information related to the number and value of options held by the named executive officer at the end of Fiscal 1995A.

                                                                                             VALUE OF UNEXERCISED
                                                                                                 IN-THE-MONEY
                                                             NUMBER OF UNEXERCISED                OPTIONS AT
                                                          OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END(1)
                         SHARES ACQUIRED     VALUE      ------------------------------- -------------------------------
          NAME           ON EXERCISE(#)  REALIZED($)(2) EXERCISABLE(#) UNEXERCISABLE(#) EXERCISABLE($) UNEXERCISABLE($)
          ----           --------------- -------------- -------------- ---------------- -------------- ----------------
Grahame N. Clark, Jr....       -0-            -0-          107,500         197,750         664,020         360,370
William E. Bassett......       -0-            -0-           52,650          58,650         351,282         128,872
John G. Guthrie.........       -0-            -0-            9,960          28,730          35,920          36,869
Norton A. Stuart, Jr....       -0-            -0-           47,235          35,500         438,673          88,420
Tod V. Mongan...........       -0-            -0-           32,100          70,450         192,492         135,862

- --------
(1) The last sales price of Common Stock as reported on the NYSE on December 29, 1995, the last trading day of Fiscal 1995A, was $18.50. Value is calculated on the basis of the remainder of $18.50 minus the exercise price multiplied by the number of shares of Common Stock underlying the option.

(2) Value is calculated based on the remainder of the closing market price of Common Stock on the date of the exercise minus the exercise price multiplied by the number of shares to which the exercise relates.

COMPENSATION OF DIRECTORS

  Each director who is not an employee of the Company is entitled to receive compensation in the amount of $20,000 per year plus a fee of $1,000 for each day on which he attends a meeting of the Board or a meeting of a committee of the Board, if the committee meeting is not held on the same day as a Board meeting.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements (the "Agreements") with Grahame N. Clark, Jr., Norton A. Stuart, Jr., Tod V. Mongan, and Raghavan Rajaji. Each of the Agreements provides for the payment of base salary amounts and the participation in any employee benefit or bonus plan or arrangement made available by the Company on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. The term of Mr. Stuart's Agreement is five years from May 28, 1992. The Agreements for Messrs. Clark and Mongan expire on November 7, 2000 and Mr. Rajaji's Agreement expires on September 27, 2000.

  Upon the death of an executive during the term of that executive's Agreement, the Company is obligated to pay the executive's base salary for a period of months (not to exceed twelve months) determined by multiplying two times the number of complete twelve-month periods of employment of the executive with the Company. Each Agreement provides that if the executive's employment is terminated (whether such termination is by the executive or by the Company) within three years after a Triggering Event (which, generally speaking, is defined in the Agreement as a change in control of the Company) for any reason other than (i) termination by the Company for cause (as defined in the Agreement), (ii) the executive having reached the age of 65, or (iii) the executive's death, the Company is obligated to make a lump sum cash payment equal to 2.99 times the average of the executive's annualized includable compensation (as defined in the Agreement) received from the Company during the period consisting of the five full taxable years ending immediately preceding the Triggering Event. The Company is obligated to transfer to an irrevocable trust upon the occurrence of a Triggering Event, or as soon thereafter as the Company knows of the Triggering Event, the amount of cash that the Company would be obligated to pay under the Agreement if such executive's employment were terminated on that date.

COMPENSATION COMMITTEE AND OPTION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

  During Fiscal 1995A, the Compensation Committee was composed of Michael E. Faherty, Paul J. Ferri, Rawles Fulgham, Thomas G. Kamp, A.A. Meitz (from November 1995) and Michael A. Stone and the Option Committee was composed of Michael E. Faherty, Paul J. Ferri, Rawles Fulgham, Thomas G. Kamp, A.A. Meitz (from November 1995), Michael A. Stone, and Merle J. Volding. See "Election of Directors" and "Meetings and Committees of the Board." No member of the Compensation Committee or the Option Committee is an officer of the Company. No member of the Compensation Committee or the Option Committee was formerly an officer of the Company except for Mr. Volding, a member of the Option Committee, who was formerly an officer of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is responsible for setting and administering the policies governing annual compensation of the executive officers of the Company. These policies are based upon the philosophy that the Company's long-term success is best achieved through recruitment and retention of the best people in the industry. The Compensation Committee applies this philosophy in determining compensation for the Company's executive officers in three areas: salary; bonuses; and stock options and awards.

  Base Salary. The Company strives to offer salaries to its executive officers which are competitive in its industry for similar positions requiring similar qualifications. In determining executive officers' salaries, the Compensation Committee considers information provided by Hewitt Associates and from published salary surveys specific to the Company's industry, size, and geographic location.

  The executive officers' base salaries are targeted at slightly below the median as indicated in the salary surveys. Base salaries are reviewed bi-annually to determine if adjustments are necessary based upon competitive practices and economic conditions. In addition, executive officers' salaries are periodically adjusted based on individual performance and changes in job content and responsibilities.

  The Compensation Committee evaluates the performance and sets the salary of the Company's Chairman and Chief Executive Officer, Grahame N. Clark, Jr. Mr. Clark does not participate in any discussions of the Compensation Committee regarding his salary or performance. Mr. Clark evaluates the performance of all other executive officers, and recommends salary adjustments which are reviewed and acted upon by the Compensation Committee. Performance evaluations for individual executive officers are based on achievement of predetermined individual goals. For Mr. Clark, these goals are set by the Compensation Committee, and for all other officers, these goals are set by Mr. Clark.

  Bonuses. The Company seeks to provide additional incentives and rewards to executives who make contributions of outstanding value to the Company. For this reason, the Compensation Committee administers a bonus plan, which can comprise a substantial portion of the total compensation of executive officers when earned and paid. It is the intention of the Compensation Committee to weight the total compensation of the executive officers heavily in the area of incentive compensation. The Compensation Committee believes that optimal performance is encouraged through the use of incentive programs, furthering the goal of having performance compensation as an important component of total executive compensation.

  In consultation with the Chairman, the Compensation Committee determines annually the total amount of cash bonuses available for executive officers. Awards under the plan are contingent upon the performance of the Company as a whole, based upon the Company attaining certain financial and operational goals set by the Board annually in consultation with the Chairman. The target amounts of bonus available are set annually by the Compensation Committee with regard to Mr. Clark and by Mr. Clark, subject to review and approval by the Compensation Committee, with regard to executive officers other than Mr.
Clark. In all cases the target amounts for individual officers are based upon such officer's individual goals and objectives and the goals and objectives established for the particular operating unit such officer is responsible for managing. Executive officers earn a percentage of the target amounts under the bonus plan based on the achievement of these performance goals and objectives as determined annually by the Compensation Committee and a percentage based on the Company's attainment of the pre-tax goals. Awards are weighted so that proportionately higher awards are received when the Company's performance exceeds targets and proportionately smaller or no awards are made when the Company does not meet targets.

  Stock Options. The Compensation Committee believes that employee equity participation provides significant additional motivation to executive officers to maximize value for the Company's stockholders, and therefore recommends to the Option Committee periodic grants of stock options under the 1989 Plan. Stock options are approved by the Option Committee, based on the recommendation of the Compensation Committee, with exercise prices at the prevailing market price at date of grant. The stock options will have value only if the Company's stock price increases over the exercise price. Therefore, the Compensation Committee believes that stock options serve to align the interest of executive officers closely with the other stockholders because of the direct benefit executive officers receive through improved stock performance.

  The Compensation Committee makes recommendations to the Option Committee concerning the size and frequency of option grants for executive officers, after consideration of recommendations from the Chairman. Recommendations for options are based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer to the Company, and previous option grants to such executive officers within the Company. Generally, option grants vest over five years and expire six years from date of grant. Option grants for Fiscal 1995A are set forth in the table entitled "Option Grants in Fiscal 1995A."

  Restricted Stock. The Company has implemented the use of restricted stock in order to further the goal of having its executive officers maintain a "stake" in the long-term success of the Company, through equity ownership, as well as encouraging long-term employment with the Company. Restricted awards are given to executive officers in lieu of base salary increases and in lieu of a fixed percentage of the available bonus for each fiscal year.

  Each time an executive officer's base salary is increased such executive officer must take a minimum of 50% of such increase as a restricted stock award. It is such officer's option to take up to the entire amount of such increase as a restricted stock award but in no event can the percentage fall below 50%. The amount of restricted stock awarded is based on the base salary increase, the percentage to be taken in stock, the number of years remaining until such officer reaches sixty years of age, and the closing price of the Company's Common Stock on the day of the award. This restricted stock award vests in equal annual installments over the number of years remaining until such officer attains the age of sixty.

  Executive officers are required to take 15% of their annual incentive bonus, if any, in the form of a restricted stock award. The number of shares of restricted stock awarded is based upon the closing price of the Company's Common Stock on the date the incentive bonus is approved by the Compensation Committee. The restricted stock awarded to each executive officer vests over a period of three years.

                                          COMPENSATION COMMITTEE

                                          Michael E. Faherty
                                          Paul J. Ferri
                                          Rawles Fulgham
                                          Thomas G. Kamp
                                          A.A. Meitz
                                          Michael A. Stone

PERFORMANCE GRAPH

  The following chart compares the yearly percentage change in the cumulative total stockholder return of the Company's Common Stock during the five fiscal years ended December 31, 1995, with the yearly change in cumulative total return of the New York Stock Exchange Composite Index and Standard and Poors (S&P) Computer Software and Services Industry Group Index. The comparison assumes that $100 was invested on March 31, 1991, in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

  In filings covering periods through March 26, 1995, the broad equity market index used for comparison purposes was the NASDAQ Total Market Index. Since December 28, 1995, the Company has been listed on the New York Stock Exchange
(NYSE). Accordingly, the broad equity market index used for comparison purposes has been changed to the NYSE Composite Index with this filing. The NASDAQ Total Market Index is also presented here in accordance with Securities and Exchange Commission regulations.


                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                      AMONG BANCTEC, NASDAQ STOCK MARKET,
                  NYSE COMPOSITE AND S&P SOFTWARE & SERVICE
                        PERFORMANCE GRAPH APPEARS HERE

                                                                    S&P
Measurement Period                            Nasdaq     NYSE       Software
(Fiscal Year Covered)        BancTec, Inc.    Stock Mkt  Composite  & Service
- ---------------------        ---------------  ---------  ---------- ---------
Measurement Pt-03/31/1991    $100             $100       $100       $100
FYE 03/29/1992               $175             $128       $109       $135
FYE 03/28/1993               $190             $145       $121       $170
FYE 03/27/1994               $266             $167       $120       $190
FYE 03/26/1995               $192             $174       $132       $261
FYE 12/31/1995               $209             $223       $161       $322

           PROPOSAL TO APPROVE THE 1996 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

  On February 27, 1996, the Board adopted the 1996 Plan as a replacement for the 1990 Employee Stock Purchase Plan. The Board of Directors has directed that the 1996 Plan be submitted to the stockholders of the Company at the next annual meeting of the stockholders for the ratification and approval of the 1996 Plan by a majority of the stockholders present in person, or represented by proxy, and entitled to vote at the meeting, as required to qualify the 1996 Plan as an "employee stock purchase plan" pursuant to the provisions of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code" ). If the 1996 Plan is not so approved by the stockholders of the Company within the 12 month period immediately subsequent to the adoption of the 1996 Plan by the Board of Directors, the 1996 Plan will not qualify for special tax treatment as an employee stock purchase plan, and participating employees will realize income upon the receipt of Common Stock after the exercise of an option granted under the 1996 Plan. The description in this Proxy Statement of the 1996 Plan is intended solely as a summary, does not purport to be complete, and is qualified in its entirety by the full text of the 1996 Plan attached hereto as Exhibit A.

REASONS FOR THE 1996 PLAN

  The 1996 Plan is intended to replace the 1990 Employee Stock Purchase Plan (the "1990 Plan") which was originally approved by the stockholders on September 5, 1990 and again on September 27, 1995 when the stockholders approved an amendment increasing the number of shares authorized for issuance under the 1990 Plan. If the 1996 Plan is approved by the stockholders, the 1990 Plan will be terminated. If the 1996 Plan is not approved, the 1996 Plan will not become effective and the 1990 Plan will continue in effect.

  The 1996 Plan is an arrangement which provides all eligible employees of the Company and its domestic subsidiaries the opportunity to acquire a proprietary interest in the Company, increasing their interest in the Company's welfare, and encouraging them to remain in the employ of the Company or of its subsidiaries.

  The 1996 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

  Participation in the 1996 Plan is entirely voluntary. In deciding whether to participate in the 1996 Plan, each eligible employee should understand that the market price of Common Stock, or any stock, may decrease. While an individual who buys Common Stock has an opportunity for profit, he also takes the risk of loss. Not all eligible employees are necessarily in the financial position to take the risk associated with the ownership of Common Stock. Therefore, each eligible employee should carefully consider his or her personal financial situation before deciding whether to participate in the 1996 Plan.

ADMINISTRATION OF THE 1996 PLAN

  The 1996 Plan is administered by the Administration Committee, which consists of all nonemployee members of the Board. The Administration Committee has full power and authority to construe, interpret and administer the 1996 Plan and has the full and exclusive right to establish the terms of each offering of Common Stock pursuant to the provisions of the 1996 Plan. All actions taken and determinations made by the Administration Committee pursuant to the provisions of the 1996 Plan must be made by a majority of the members of the Administration Committee and shall be conclusive. No member of the Administration Committee is liable for any action taken or determination made in good faith. No member of the Administration Committee is eligible to participate in the 1996 Plan.

ELIGIBILITY

  Participation in the 1996 Plan is available to all employees of the Company or any of its subsidiaries, who have completed 90 continuous days of employment with the Company or its subsidiaries by the first day of the

Payroll Deduction Period (hereinafter defined) and whose customary employment with the Company is at least twenty (20) hours per week and more than five months in any calendar year. Officers and directors of the Company are eligible to participate in the 1996 Plan.

  Approximately 2,700 employees of the Company and its domestic subsidiaries will be eligible to participate in the 1996 Plan.

STOCK OFFERINGS

  The fiscal year of the 1996 Plan is the twelve-month period ending December
31. Each year in the first fifteen (15) days of the month of December, except that the initial offering will be the period from June 1, 1996 to June 15, 1996, unless the Board of Directors of the Company determines otherwise, the Company will offer to each eligible employee the opportunity to purchase Common Stock of the Company through voluntary payroll deductions. Each eligible employee will be entitled to purchase up to that number of full shares (not to exceed 500 shares) which could be purchased at the option price determined as of the date of grant of the options, with an amount equal to such percentage as the Board of Directors may determine for any annual offering (but not to exceed 10%) of the eligible compensation which the eligible employee receives from the Company during the twelve-month period during which deductions are made from his pay ("Payroll Deduction Period").

  The option price for each annual offering will be the lesser of 85% of the fair market value of Common Stock on the date the option to purchase such stock under the 1996 Plan is granted or 85% of the fair market value of the Common Stock on the date the right to purchase such stock is exercised. Fair market value, as of any applicable date, is the closing price of the Common Stock as quoted on the New York Stock Exchange ("NYSE").

  Subject to the terms and conditions and within the limitations of the 1996 Plan and Section 423 of the Code, the Committee may modify, extend or renew outstanding options granted under the 1996 Plan or accept the surrender of options outstanding under the 1996 Plan (to the extent not theretofore exercised) and authorize the granting of a new option under the 1996 Plan in substitution for an old option (to the extent not theretofore exercised). In addition, the Committee may authorize and direct the substitution of a new option or the assumption of an old option, granted by the Company to an eligible employee under another employee stock purchase plan of the Company, to the extent such option has not been exercised or terminated and other eligible employees of the Company are granted similar rights and privileges.

ELECTION TO PARTICIPATE

  Eligible employees who wish to participate must elect to do so by the end of the offering period (the "Offering Period"), which is the first fifteen (15) days of December each year, except that the initial offering period shall be the period from June 1, 1996 to June 15, 1996. Each eligible employee's election will indicate the percentage of his compensation with respect to which he wishes to participate and will authorize payroll deductions, to be made over the Payroll Deduction Period. A participant may authorize payroll deductions in an amount of not less than one percent nor more than ten percent (in multiples of one percent) of his compensation for the Payroll Deduction Period. A participant may not alter his payroll deduction authorization during the Payroll Deduction Period in order to authorize a greater or lesser payroll deduction than he originally elected during the Offering Period. However, he may cancel his payroll deduction authorization and participate only to the extent of the number of shares for which options could be exercised with the amount of payroll deductions previously made. In addition, at the end of the Payroll Deduction Period, he may elect to exercise only part of the options previously granted to him and receive a refund for the excess amounts deducted from his pay.

  An employee who is otherwise eligible to participate in the 1996 Plan may waive such right to participate by declining, in writing, to authorize a payroll deduction. This declination results in an irrevocable waiver of participation only for the specific Payroll Deduction Period to which it relates but shall not, in and of itself, adversely impact the right of the eligible employee to participate in the 1996 Plan during any subsequent Payroll Deduction Period in which he has not filed a written declination.

RESTRICTIONS ON OPTIONS

  Under the 1996 Plan, options may be granted only on shares of Common Stock of the Company, and no more than 500,000 shares of Common Stock of the Company may be sold pursuant to the exercise of options granted under the 1996 Plan, subject to appropriate adjustments as described below. No fractional shares may be issued under the 1996 Plan.

  No eligible employee may be granted an option to purchase Common Stock under the 1996 Plan in excess of 500 shares. No eligible employee will be granted an option to purchase shares of Common Stock under the 1996 Plan if such employee, immediately after the grant of the option, owns stock equal to five percent or more of the total combined voting power or value of all classes of stock of the Company, including the stock of the Company he has been granted options to purchase. For purposes of determining the stock of the Company owned by an eligible employee, such employee is deemed to own the Company stock owned by such persons and entities described in Section 425(d) of the Code. No eligible employee will be granted options to purchase Common Stock under the 1996 Plan which permits him to accrue rights to purchase stock under all employee stock purchase plans of the Company at a rate which exceeds $25,000 (or such other maximum as may be prescribed from time to time by the Code) of fair market value of such stock (determined at the time of the grant) for each calendar year in which such rights are outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Code.

AMENDMENT AND TERMINATION OF THE 1996 PLAN

  The Company may amend, alter, suspend or terminate the 1996 Plan at any time and in any manner, except in any way that would adversely affect a Participant's rights under an option previously granted to a participant. With respect to certain amendments to the 1996 Plan, approval by the stockholders of the Company of any such amendment to the 1996 Plan may be necessary in order to satisfy the requirements of Section 423 of the Code and certain rules and regulations promulgated thereunder. In the event that such approval by the stockholders of the Company for any such amendment is not obtained, the 1996 Plan will not qualify for special tax treatment as an employee stock purchase plan, and participating employees will realize income upon the receipt of Common Stock after the exercise of an option granted under the 1996 Plan. The 1996 Plan has no termination date.

TAX CONSIDERATIONS

  The 1996 Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code, which, in part, requires approval of the 1996 Plan within 12 months immediately subsequent to the adoption of the 1996 Plan. If the adoption of the 1996 Plan is not approved by the stockholders of the Company, the 1996 Plan will not qualify for special tax treatment as an employee stock purchase plan, and participating employees will realize income upon the receipt of Common Stock after the exercise of an option granted under the 1996 Plan.

  The following discussion of certain tax considerations related to the 1996 Plan assumes that the necessary approval of the 1996 Plan by the stockholders of the Company is obtained. Under the 1996 Plan, an employee will not recognize any gain upon receipt of a share of stock if (a) he holds such stock for two years after the date he was first granted the option to purchase such share and for one year after the transfer of such share to him, and (b) the employee is employed by the Company (or a parent or subsidiary corporation or a corporation ("successor corporation"), or a parent or subsidiary corporation of such successor corporation issuing or assuming a stock option in a transaction to which Section 425(a) of the Code applies (merger, consolidation, acquisition, separation, reorganization, liquidation, etc.) at all times during the period beginning with the date he is granted the option and ending on the day three months before the date he exercises the option.

  The employee will, however, recognize gain when he thereafter disposes of the stock, or dies still owning the stock. If an employee (a) disposes of shares purchased under an option more than two years after the grant of the option and one year after the transfer of such shares to him or (b) dies while owning such shares, he will recognize ordinary income (compensation income) in the year of the disposition or death in an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition or death over the amount paid for the shares under the option, or (2) the excess of the fair market value of the shares at the time the option was granted over the option exercise price. In the event that the option exercise price is not fixed or determinable at the time the option is granted, then for purposes of this rule, the option exercise price shall be determined as if the option was exercised at such time. Any remaining gain resulting from such disposition will constitute capital gain, and any loss will constitute capital loss, if the shares are held as capital assets. The employee's basis in the shares, for purposes of computing capital gain or loss on the disposition of such shares, will be the exercise price plus any amount of ordinary income recognized by him on the disposition of the shares. In general, if the employee dies while owning such shares, his basis in the shares, for purposes of computing capital gain or loss on the ultimate disposition of such shares by his beneficiary, will be the fair market value of such shares on the date of the employee's death (without regard to any amount includible in the decedent's gross income).

  If the employee disposes of the shares acquired pursuant to the option within two years of the date of the grant of the option or within one year after the transfer of such shares to him, he will recognize ordinary income (taxable as compensation) in the year of disposition equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, regardless of whether such excess is greater than the gain realized on the disposition. In addition, if such shares are held as capital assets, the employee will realize (a) capital gain equal to the excess of the sales price over the fair market value of the shares on the date the option was exercised or (b) capital loss equal to the excess of the fair market value of the shares on the date the option was exercised over the sales price. The basis in such shares of stock, for purposes of computing such gain, will be the exercise price of the shares plus the amount of ordinary income recognized by the employee on the disposition of the shares. Such capital gain will be long-term if the shares have been held more than one year at the time of disposition.

  The Company is not entitled to any deduction for federal income tax purposes in connection with the issuance or exercise of an option under the 1996 Plan unless the employee makes a disposition of the shares purchased pursuant to the exercise of the option within two years after the date of the grant of the option or within one year after the transfer of such shares to him. If the employee disposes of the shares within such period, the Company will be entitled to a deduction equal to the amount recognized by the employee as ordinary income. Any disposition of the shares after the end of such period does not entitle the Company to any deduction for federal income tax purposes.

  Under the Code, an employee, upon the exercise of a right to purchase stock under the 1996 Plan, will not be in receipt of an item of "tax preference" as described in Section 57 of the Code.

VOTE REQUIRED AND RECOMMENDATION FOR APPROVAL OF THE PROPOSED 1996 PLAN

  To be approved by the stockholders, the 1996 Plan must receive the approval of stockholders holding at least a majority of the outstanding shares of Common Stock. The enclosed form of proxy provides a means for stockholders to vote for the 1996 Plan, to vote against the 1996 Plan, or to abstain from voting with respect to the 1996 Plan. Each properly executed proxy received in time for the meeting will be voted as specified therein. If a stockholder executes and returns a proxy but does not specify otherwise, the shares represented by such stockholder's proxy will be voted "FOR" the amendment.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE 1996 PLAN.

                             CERTAIN STOCKHOLDERS

  The following table sets forth certain information as of March 15, 1996, regarding the ownership of Common Stock of: (i) each person who is known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table; and (iv) all executive officers and directors of the Company as a group. Included in the "Number of Shares of Common Stock" are shares attributable to options that are exercisable as of, or will be exercisable within 60 days after, March 15, 1996.

                                                        NUMBER OF    PERCENT OF
                                                        SHARES OF   OUTSTANDING
     NAME OF BENEFICIAL OWNER(1)                       COMMON STOCK COMMON STOCK
     ---------------------------                       ------------ ------------
     FMR Corp.(2).....................................  2,069,698       10.2%
      82 Devonshire Street
      Boston, Massachusetts 02109
     Oppenheimer Group, Inc.(3).......................  1,113,052        5.5%
      Oppenheimer Tower
      World Financial Center
      New York, New York 10281
     Pioneering Management Corp.(4)...................  1,080,600        5.3%
      60 State Street
      Boston, Massachusetts 02109
     Grahame N. Clark, Jr.(5).........................    228,896        1.1%
     Paul J. Ferri(6).................................    124,312          *
     Norton A. Stuart, Jr.(7).........................     92,685          *
     William E. Bassett(8)............................     93,633          *
     Tod V. Mongan(9).................................     85,903          *
     Michael E. Faherty(10)...........................     59,292          *
     Michael A. Stone(11).............................     54,750          *
     Rawles Fulgham(12)...............................     51,750          *
     Merle J. Volding(13).............................     50,077          *
     Thomas G. Kamp(14)...............................     30,000          *
     John G. Guthrie(15)..............................     14,505          *
     A.A. Meitz(16)...................................     11,800          *
     All executive officers and directors as
      a group (17 persons)(17)........................  1,242,744        6.1%

- --------
 * Less than one percent.
 (1) Except as otherwise indicated, each stockholder has sole investment and sole voting power with respect to the shares of Common Stock shown.
 (2) As of March 8, 1996, FMR Corp. beneficially owned 2,069,698 shares of the Common Stock of the Company. This number includes 1,750,150 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 and serving as investment advisor to certain other funds which are generally offered to limited groups of investors, and 319,548 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as trustee or managing agent for various private investment accounts, primarily employee benefit plans, and serving as investment advisor to certain other funds which are generally offered to limited groups of investors.

 (3) These shares are owned by a variety of investment advisory clients of Oppenheimer Group, Inc., which clients receive dividends and the proceeds from the sale of such shares. In addition, no individual client is known to have such interest with respect to more than 5% of the shares outstanding.
 (4) Pioneering Management Corporation has sole voting power for 1,080,600 shares, sole dispositive power for 50,000 shares, and shared dispositive power for 1,030,600 shares of Common Stock of the Company. Pioneering Management Corporation serves as investment advisor to investment companies that beneficially own these shares.
 (5) Includes 136,250 shares that Mr. Clark may acquire pursuant to stock options and 42,193 shares of unreleased restricted stock.
 (6) Includes 36,000 shares that Mr. Ferri may acquire pursuant to stock options.
 (7) Includes 57,235 shares that Mr. Stuart may acquire pursuant to stock options and 926 shares of unreleased restricted stock.
 (8) Includes 70,000 shares that Mr. Bassett may acquire pursuant to stock options and 8,855 shares of unreleased restricted stock.
 (9) Includes 45,850 shares that Mr. Mongan may acquire pursuant to stock options and 28,619 shares of unreleased restricted stock.
(10) Includes 36,000 shares that Mr. Faherty may acquire pursuant to stock options.
(11) Includes 36,000 shares that Mr. Stone may acquire pursuant to stock options.
(12) Includes 36,000 shares that Mr. Fulgham may acquire pursuant to stock options.
(13) Includes 49,702 shares that Mr. Volding may acquire pursuant to stock options.
(14) Includes 30,000 shares that Mr. Kamp may acquire pursuant to stock options.
(15) Includes 12,490 shares that Mr. Guthrie may acquire pursuant to stock options and 1,876 shares of unreleased restricted stock.
(16) Includes 8,850 shares that Mr. Meitz may acquire pursuant to stock options.
(17) Also includes 865,212 shares subject to stock options and 114,746 shares of unreleased restricted stock.

                             STOCKHOLDER PROPOSALS

  Any stockholder of the Company desiring to present a proposal for action at the Annual Meeting of Stockholders to be held in 1997 must deliver the proposal to the executive offices of the Company by no later than January 1, 1997, unless the Company notifies the stockholders otherwise.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Board, upon the recommendation of the Audit Committee, has selected Arthur Andersen LLP to act as independent auditors for the fiscal year ending in December 1996.

  Arthur Andersen LLP has advised the Company that it will have a representative in attendance at the Meeting with the opportunity to make a statement, if such representative desires to do so, and to respond to appropriate questions presented at the Meeting.

                                 OTHER MATTERS

  The Board does not intend to bring any other matters before the Meeting and does not know of any matters which will be brought before the Meeting by others. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

                                          By Order of the Board of Directors

                                                Tod V. Mongan
                                           Senior Vice President,
                                             General Counsel and
                                                  Secretary

Dallas, Texas
April 22, 1996

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

                                 BANCTEC, INC.
                       1996 EMPLOYEE STOCK PURCHASE PLAN
                           (EFFECTIVE JUNE 1, 1996)

                                   ARTICLE I
                                NATURE OF PLAN

  This employee stock purchase plan is hereby established for the purpose of providing all eligible employees of BancTec, Inc. and of its subsidiary corporations (within the meaning of Sections 425(e) and (f) of the Code) with the opportunity to acquire a proprietary interest in the Company, increasing their interest in the Company's welfare, and encouraging them to remain in the employ of the Company.

                                  ARTICLE II
                         DEFINITIONS AND CONSTRUCTION

  Section 2.1 Definitions. For the purpose of this Plan, the following definitions shall apply unless the context requires otherwise:

  (a) "Administration Committee" shall mean the Plan Administration Committee as from time to time constituted pursuant to Section 6.1.

  (b) "Board of Directors" shall mean the Board of Directors of the Company unless otherwise indicated or the context otherwise requires.

  (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

  (d) "Company" shall mean BancTec, Inc. and of its subsidiary corporations (within the meaning of Sections 425(e) and (f) of the Code) or any successor thereto which shall adopt this Plan.

  (e) "Compensation" shall mean the regular base salary or hourly wages paid to a Participant during such individual's period of participation in the Plan and which are subject to withholding for Federal income tax purposes, plus any salary reduction contributions made by the Participant attributable to such regular base salary or hourly wages under any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Company or any affiliate. Compensation shall not include (i) overtime payments, bonuses, commissions based on sales, profit-sharing distributions and other incentive-type payments and (ii) any and all contributions made on the Participant's behalf by the Company under any employee benefit or welfare plan now or hereafter established (other than the Code Section 401(k) or Code Section 125 contributions described above).

  (f) "Effective Date" shall mean June 1, 1996; provided, however, that if the Plan is not approved by the stockholders of the Company within the twelve month period immediately subsequent to the date the Plan was adopted by the Board of Directors, the Plan shall not be qualified as an "employee stock purchase plan" under the provisions of Section 423 of the Code.

  (g) "Employee" shall mean any person who, on or after the Effective Date, is an employee (within the meaning of Sections 423 and 3401(c) of the Code) of the Company and, if any, its subsidiary corporations (within the meaning of Sections 425(e) and (f) of the Code).

  (h) "Employer" shall mean the Company.

  (i) "Exercise Date" shall mean the last day of the Exercise Period.

  (j) "Exercise Period" shall mean the month of December. The Exercise Period shall be the period during which Participants may exercise their options, in whole or in part.

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

  (k) "Offering Period" shall mean the first 15 days of the month of December immediately preceding the Payroll Deduction Period beginning on January 1st, except the initial Offering Period shall be the period June 1, 1996 to June 15, 1996. The Offering Period shall be the period during which each eligible Employee shall determine whether and to what extent he desires to participate in the Plan by electing to authorize payroll deductions to be effective during the Payroll Deduction Period immediately subsequent to the Offering Period.

  (l) "Option Price" shall mean the lesser of:

    (i) Eighty-five percent (85%) of the fair market value of the stock on the date the option was granted, the first day of the Offering Period, or

    (ii) Eighty-five percent (85%) of the fair market value of the stock on the Exercise Date.

  For these purposes, the fair market value of the stock on any given date shall be determined by taking the closing price on such date of such stock, as reported on the New York Stock Exchange ("NYSE") (or if there shall be no trading on such date, then on the first previous date on which there is such trading).

  (m) "Participant" shall mean an Employee or former Employee to whom an option has been granted hereunder and who has elected to participate herein by authorizing payroll deductions.

  (n) "Payroll Deduction Account" shall mean that separate account maintained hereunder to record the amount of a Participant's wages that have been withheld hereunder.

  (o) "Payroll Deduction Period" shall mean the period January 1st through December 31st, except that, the initial Payroll Deduction Period shall be the period July 1, 1996 to December 31, 1996. Notwithstanding the foregoing, the Payroll Deduction Period with respect to a given Participant shall end on the date that the Participant receives his last paycheck from the Employer after his employment with the Employer terminates.

  (p) "Plan" shall mean the BancTec, Inc. 1996 Employee Stock Purchase Plan, as embodied herein and as amended from time to time.

  (q) "Plan Year" shall mean each calendar year, which calendar year shall be the Plan's fiscal year.

  Section 2.2 Word Usage. Except when otherwise indicated by the context, any masculine terminology used herein also includes the feminine and neuter, and vice versa, and the singular shall also include the plural, and vice versa. The words "hereof", "herein" and "hereunder", and other similar compounds of the word "here" shall mean and refer to the entire Plan and not to any particular provision or section. All references to Sections or Articles shall mean and refer to Sections and Articles contained in this Plan unless otherwise indicated.

  Section 2.3 Construction. It is the intention of the Company that the Plan be qualified as an employee stock purchase plan under the provisions of
Section 423 of the Code, and all provisions shall be construed to that result. Moreover, the provisions of the Plan shall apply only to an Employee who is in the employ of the Company on or after the Effective Date.

                                  ARTICLE III
                         ELIGIBILITY AND PARTICIPATION

  Section 3.1 Eligibility. Options may be granted under the Plan only to eligible Employees. An eligible Employee is any Employee whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year and who has or will have completed ninety (90) continuous days of employment with the Company by the first day of the Payroll Deduction Period.

  Section 3.2 Election to Participate. Any Employee who is eligible to participate herein may become a Participant by filing a written election to participate with the Administration Committee and by authorizing payroll deductions during the Offering Period under Section 4.1. An Employee may elect to participate for less

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

than the maximum number of shares to which he is entitled by authorizing a payroll deduction under Section 4.1 of a percentage of Compensation less than the percentage determined by the Board of Directors under Section 5.1(b).

  Section 3.3 Waiver of Participation. An Employee who is otherwise eligible to participate herein may waive his right to participate for any Payroll Deduction Period by declining to authorize a payroll deduction. Such declination must be filed in writing with the Administration Committee in the time and manner specified thereby. The filing of a written declination shall result in the Employee's waiver of participation only for the Payroll Deduction Period to which it relates and shall be irrevocable with respect to such Payroll Deduction Period. An Employee's waiver of participation for a specified Payroll Deduction Period shall not, in and of itself, adversely impact the right of such Employee to participate in the Plan during any subsequent Payroll Deduction Period except those with respect to which he files additional written declinations with the Administration Committee in accordance with the provisions of this Section 3.3.

                                  ARTICLE IV
                        PAYROLL DEDUCTION AUTHORIZATION

  Section 4.1 Payroll Deductions. Each Employee who is eligible and elects, pursuant to Article III, to participate herein and who is granted options pursuant to Section 5.1, shall authorize the making of payroll deductions to fund the purchase of the stock he may purchase pursuant to the option granted to him hereunder. Deductions shall be made at the regular payroll periods applicable to the Participant and shall be credited to the Participant's Payroll Deduction Account. A Participant may not make any additional payments into such account. The authorized payroll deduction shall continue in effect for the Payroll Deduction Period and for each subsequent Payroll Deduction Period, except to the extent such rate is changed in accordance with the terms of the Plan.

  (a) Amount of Payroll Deductions. Subject to such dollar or percentage limitations during an Offering Period as the Board of Directors shall determine, if any, and to the restrictions of Section 5.3, a Participant may authorize payroll deductions in an amount of not less than one percent (1%) nor more than ten percent (10%) (in multiples of one percent (1%)) of his Compensation for the Payroll Deduction Period.

  (b) Change in Authorization. Except to the extent provided in Section 4.1(c), a Participant may not vary the amount of his payroll deduction for any Payroll Deduction Period. He may, by notice to the Administration Committee, elect to change his payroll deduction rate, within the limits specified in subsection (a) of this Section 4.1, during the immediately following Offering Period, effective for the immediately following Payroll Deduction Period.

  (c) Discontinuance of Payroll Deductions. A Participant may revoke his payroll deduction authorization effective on the first day of any pay period by filing a notice thereof with the Administration Committee at least twenty
(20) days in advance of the effective date of such revocation. Upon discontinuance of payroll deductions, a Participant may withdraw the total amount credited to his Payroll Deduction Account in accordance with the provisions of Sections 4.2 and 4.3, or he may file written notice of his intent to allow the funds in his Payroll Deduction Account to remain in such Account until the Exercise Period, at which time he may elect to exercise the option in whole or in part, in accordance with Section 5.5.

  (d) Automatic Change or Discontinuance of Payroll Deductions. The Administration Committee may unilaterally change or discontinue a Participant's payroll deduction authorization if necessary to satisfy the restrictions of Section 5.3 or otherwise to satisfy the requirements of the Plan or Section 423 of the Code.

  Section 4.2 Withdrawal of Payroll Deduction Account.

  (a) As of the effective date that a Participant discontinues his payroll deduction he may withdraw the balance credited to his Payroll Deduction Account by filing a written request therefor with the Administration Committee.

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

  (b) Notwithstanding anything contained herein to the contrary, any amounts remaining credited to a Participant's Payroll Deduction Account on the last day of the Payroll Deduction Period, after taking into account the exercise of an option, in whole or in part, if any, shall be refunded to the Participant; except that, any payroll deductions not applied to the purchase of shares of stock on any Exercise Date because they are not sufficient to purchase a whole share of stock shall be held for the purchase of stock on the next Exercise Date.

  (c) Notwithstanding anything contained herein to the contrary, any amounts remaining credited to a Participant's Payroll Deduction Account on the day a Participant's employment with the Company terminates for any reason shall be refunded to the Participant.

  Section 4.3 Forfeiture of Right to Deduct. In the event a Participant revokes his payroll deduction authorization and withdraws the amount credited to his Payroll Deduction Account, he shall not be permitted to redeposit such sum at a later date, nor shall he be permitted to resume payroll deductions until the first day of the immediately following Payroll Deduction Period.

  Section 4.4 Forfeiture of Right to Exercise Options. In the event of a withdrawal by a Participant of the amount credited to his Payroll Deduction Account, the Participant shall forfeit all rights to any option granted to him with respect to the withdrawn amounts.

  Section 4.5 Subsequent Participation. A Participant who revokes his payroll deduction authorization will not participate in any subsequent offering until he has filed a new election with regard to such offering.

                                   ARTICLE V
                                    OPTIONS

  Section 5.1 Grant of Options. For each Plan Year, unless the Board of Directors determines otherwise, the Administration Committee shall make an offering under which options to purchase Company stock are granted to all Employees eligible to participate in the Plan pursuant to Section 3.1. Except as provided in Sections 5.1(b) and 5.3 of the Plan, all Employees granted options under the Plan shall have the same rights and privileges.

  (a) Date of Grant. All options granted hereunder shall be granted on the same date, which date shall be the first day of the Offering Period.

  (b) Amount of Grant. Subject to the restrictions of Section 5.3, each Employee who is eligible to participate herein and to whom the offering is to be made shall be granted an option to purchase up to that number of whole shares of Company stock which can be purchased at the Option Price with an amount equal to such percentage of an Employee's Compensation, as the Board of Directors determines, for the annual offering, but not to exceed ten percent (10%) of an Employee's Compensation for the Plan Year.

  (c) Number of Shares. The number of shares of stock purchasable by a Participant on each Exercise Date shall be the number of whole shares, subject to Section 5.3(a), obtained by dividing the amount collected from the Participant through payroll deduction during the Payroll Deduction Period ending with that Exercise Date (together with any carryover deductions from the preceding purchase period) by the Option Price in effect for that Exercise Date.

  Section 5.2 Stock Subject to Plan. The stock purchased under the Plan shall be either authorized and unissued shares or issued shares heretofore or hereafter reacquired by the Company. Further, if for any reason any option granted under the Plan terminates, in whole or in part, without being exercised in full, shares subject to such terminated option which have not been exercised may be subjected to a new option under the Plan.

  (a) Maximum Number of Shares. Options may not be granted hereunder pursuant to which more than 500,000 shares of Company stock may be purchased.

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

  (b) Adjustments Upon Changes in Capitalization. Notwithstanding the foregoing provision, in the event of any change in the number or kind of outstanding shares of Company stock subject to options hereunder effected without receipt of consideration therefor by the Company, by reason of a stock dividend, stock split, combination, exchange of shares or other recapitalization, merger, or otherwise, in which the Company is the surviving corporation, an appropriate and proportionate adjustment shall be made in the number or kind of shares as to which options are or may be granted hereunder. A corresponding adjustment changing the number or kind of shares allocated to unexercised options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment, however, in the outstanding options shall be made without change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment, if appropriate, in the price for each share of stock covered by the option. In the event of a dispute concerning such adjustment, the decision of the Administration Committee shall be conclusive. The number of shares subject to any option granted hereunder shall be automatically reduced by any fraction included therein which results from any adjustment made pursuant to this Section 5.2(b).

  (c) Transfer of Control. Further, in the event of a sale of all or substantially all of the assets of the Company; a merger or consolidation (other than a merger effecting a reincorporation of the Company in another state or any other merger or a consolidation in which the stockholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the stockholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation) in which the Company is not the surviving corporation; or any other transaction or series of transactions resulting in a person or entity becoming the owner of 50% or more of the total combined voting power of all classes of stock of the Company, then the Company shall, at its option, either (i) substitute for the shares subject to the unexercised portions of such outstanding options an appropriate number of shares of each class of stock or other securities of the reorganized or merged or consolidated corporation which were distributed to the stockholders of the Company with respect to such shares (or, as appropriate, in the case of an acquisition of the Company by another corporation, substitute the shares of the acquiring corporation for the shares of the Company), or (ii) cancel all such options as of the effective date of any such transaction by giving notice to each holder thereof or his personal representative of its intention to do so and by permitting the exercise of all such outstanding options, without regard to any other provisions of the Plan, during the 30-day period immediately preceding such effective date, or (iii) allow the options granted under the Plan to remain outstanding without any modifications or amendments.

  Section 5.3 Limitations on Grant of Options. Notwithstanding any provision contained herein to the contrary,

  (a) No Employee shall be granted an option hereunder which permits him rights to purchase stock under the Plan in excess of 500 shares for each Offering Period in which such option is outstanding at any time;

  (b) No option shall be granted to an Employee hereunder if, immediately after such option is granted, such Employee owns stock totalling five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, computed in accordance with Section 423(b)(3) of the Code; and

  (c) No Employee shall be granted an option hereunder which permits his rights to purchase stock under the Plan and under all other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company to accrue at a rate which exceeds $25,000 (or such other rate as may be prescribed from time to time by the Code) of fair market value of Company stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, in accordance with the provisions of Section 423(b)(8) of the Code.

  (d) Should the total number of shares of stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Administration Committee shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the stock pro-rated to such individual, shall be refunded.

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  Section 5.4 Expiration of Options. The expiration date of options granted hereunder shall be the last day of the Payroll Deduction Period with respect to which the options are granted hereunder.

  Section 5.5 Exercise of Options. The option granted to a Participant may be exercised in accordance with the following:

  (a) By Participant While Employed. At any time during the Exercise Period, a Participant may exercise his option, in whole or in part, by delivering written notice of exercise to the Administration Committee or its agent, in such form and in such manner as the Administration Committee shall prescribe. Such written election shall become irrevocable on the Exercise Date. If a Participant exercises his option in part, his option shall thereupon terminate and become void to the extent of the part not exercised.

  If, on the last day of the Exercise Period, a Participant has not exercised his option in whole or in part and has not filed a written notice of election not to exercise with the Administration Committee or its agent, such Participant shall be deemed to have exercised his option in full on the last day of the Exercise Period.

  The balance credited to a Participant's Payroll Deduction Account, after exercising his option, or after electing not to exercise such option, shall be paid to him in cash, except to the extent that any amount may be carried over to the next Exercise Date as provided in Section 4.2(b).

  (b) By Participant After Termination of Employment. If a Participant's employment with the Employer terminates for any reason, his option hereunder shall immediately terminate and become void, and the amount credited to such Participant's Payroll Deduction Account shall be paid to him in cash.

  Section 5.6 Payment for Shares. Upon the exercise of an option, the shares of stock shall be paid for in full by the transfer of the purchase price from the amount credited to the Participant's Payroll Deduction Account to an account of the Employer. The Participant or his personal representative, if applicable, may purchase all or a part of the number of full shares which the balance credited to the Participant's Payroll Deduction Account is sufficient to purchase. Any balance credited to the Participant's Payroll Deduction Account shall be paid to the Participant in cash except to the extent that any amount may be carried over to the next Exercise Date as provided in Section 4.2(b).

  Section 5.7 Transfer of Shares Upon Exercise. The shares of Company stock purchased by a Participant pursuant to the exercise of an option hereunder shall be issued or transferred to him on the books of the Company on the Exercise Date. Until such time, the Participant shall have none of the rights and privileges of a stockholder in the Company with respect to shares of stock subject to an option under the Plan. As soon as practical after the Exercise Date, a report of Participant's account setting forth the total payroll deductions accumulated, the number of shares purchased and the remaining cash balance to be refunded or retained in the Participant's account, if any.

  Section 5.8 Transfer of Options. No option granted under the Plan may be transferred except by will or the laws of descent and distribution and, during the lifetime of the Participant to whom granted, may be exercised only by such Participant.

  Section 5.9 Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan and Section 423 of the Code, the Administration Committee may modify, extend or renew outstanding options granted under the Plan or accept the surrender of options outstanding hereunder (to the extent not theretofore exercised) and authorize the granting of a new option hereunder in substitution for an old option (to the extent not theretofore exercised). However, no modification of an option granted hereunder shall, without the consent of the Participant, alter or impair any rights or obligations under any option theretofore granted hereunder to such Participant under the Plan.

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                                  ARTICLE VI
                           ADMINISTRATION COMMITTEE

  Section 6.1 Appointment of Committee. The Administration Committee shall be comprised of all members of the Board of Directors who are not Employees of the Company.

  (a) Interested Member. Notwithstanding anything contained herein to the contrary, no member of the Administration Committee shall be eligible to participate in the Plan at any time during his term as a member of the Administration Committee.

  (b) Term. Each member of the Administration Committee shall serve until his successor is appointed. Any member of the Administration Committee may be removed by the Board of Directors, with or without cause, which shall have the power to fill any vacancy which may occur.

  (c) Compensation. The members of the Administration Committee shall serve without compensation for services as such, but the Company shall pay all expenses of the Administration Committee.

  Section 6.2 Powers of Administration Committee. The Administration Committee shall have the following powers and duties:

  (a) To direct the administration of the Plan in accordance with the provisions herein set forth;

  (b) To adopt rules of procedure and regulations necessary for the administration of the Plan, provided the rules are not inconsistent with the terms of the Plan;

  (c) To determine all questions with regard to rights of Employees and Participants under the Plan, including, but not limited to, rights of eligibility of an Employee to participate in the Plan and the amount of a Participant's option;

  (d) To enforce the terms of the Plan and the rules and regulations it adopts;

  (e) To direct the distribution of the shares of Company stock purchased pursuant to the exercise of an option granted hereunder;

  (f) To furnish the Employer with information which the Employer may require for tax or other purposes;

  (g) To engage the service of counsel (who may, if appropriate, be counsel for the Company) and agents whom it may deem advisable to assist it with the performance of its duties;

  (h) To prescribe procedures to be followed by Participants in exercising options;

  (i) To receive from the Employer and from Employees such information as shall be necessary for the proper administration of the Plan;

  (j) To maintain, or cause to be maintained, separate Accounts in the name of each Participant to reflect the Participant's Payroll Deduction Account under the Plan;

  (k) To select a secretary, who need not be a member of the Administration Committee; and

  (l) To interpret and construe the Plan.

  Section 6.3 Manner of Action. The decision of a majority of the members of the Administration Committee appointed and qualified shall control. In case of a vacancy in the membership of the Administration Committee, the remaining members of the Committee may exercise any and all of the powers, authorities, duties and discretion conferred upon the Administration Committee pending the filling of a vacancy. The Administration Committee may, but need not, call or hold formal meetings. Any decisions made or action taken pursuant to written approval of a majority of the then members shall be sufficient. The Administration Committee shall maintain adequate records of its decisions.

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

  Section 6.4 Authorized Representative. The Administration Committee may authorize any one of its members, or its secretary, to sign on its behalf any notices, directions, applications, certificates, consents, approvals, waivers, letters or other documents.

  Section 6.5 Nondiscrimination. The Administration Committee shall administer the Plan in a uniform and nondiscriminatory manner.

  Section 6.6 Books and Records. The Administration Committee shall maintain, or cause to be maintained, records which will adequately disclose at all times the options which have been granted, to whom they have been granted, the status of the options and the number of shares of Company stock which are subject to options. The books, forms and methods of accounting shall be the responsibility of the Administration Committee.

                                  ARTICLE VII
                           AMENDMENT AND TERMINATION

  Section 7.1 Amendment. The Company shall have the right at any time and in any manner to amend, alter or suspend the Plan.

  Section 7.2 Termination. The Company shall have the right to terminate the Plan at any time.

  Section 7.3 No Alteration of Rights. Notwithstanding the foregoing provisions of this Article VII, the Company shall not amend, alter, suspend or terminate the Plan in any way which would adversely affect any Participant's rights under any option then outstanding under the Plan.

                                 ARTICLE VIII
                                 MISCELLANEOUS

  Section 8.1 Execution of Receipts and Releases. Any payment or any issuance or transfer of shares of Company stock to any Participant, or to his legal representative, heirs, legatee or distributee, in accordance with the provisions of the Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Plan. The Administration Committee may require such Participant, legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a receipt and release therefor in such form as it shall determine.

  Section 8.2 Plan Funds. To the extent permitted by law, all amounts held by the Company for an Employee in Payroll Deduction Accounts under the Plan may be used for any corporate purpose of the Company.

  Section 8.3 No Guarantee of Interests. Neither the Administration Committee nor the Employer guarantees the Company stock from loss or depreciation.

  Section 8.4 Payment of Expenses. All expenses incident to the design, establishment, administration, termination or protection of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Company or appropriate Employer.

  Section 8.5 Employer Records. Records of the Employer as to an Employee's or Participant's period of employment, termination of employment and the reason therefor, leaves of absence, re-employment and Compensation will be conclusive on all persons, unless determined to be incorrect.

  Section 8.6 Interpretations and Adjustments. To the extent permitted by law, an interpretation of the Plan and a decision on any matter within the Administration Committee's discretion made in good faith is binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the person responsible shall make such adjustment on account thereof as he considers equitable and practicable.

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

  Section 8.7 Uniform Rules. In the administration of the Plan, uniform rules will be applied to all Participants similarly situated.

  Section 8.8 No Rights Implied. Nothing contained in the Plan or any modification or amendment to the Plan or in the creation of any Payroll Deduction Account, or the issuance of any option or shares of Company stock pursuant to such option, shall give any Employee or Participant any right to continue employment, any legal or equitable right against the Company, any other Employer, or any officer, director or Employee of the Company or any Employer, except as expressly provided by the Plan.

  Section 8.9 Information. The Employer shall, upon request or as may be specifically required hereunder, furnish or cause to be furnished, all of the information or documentation which is necessary or required by the Administration Committee to perform its duties and functions under the Plan. The Employer's records as to the current information the Employer furnishes to the Administration Committee shall be conclusive as to all persons, unless determined to be incorrect.

  Section 8.10 No Liability. The Employer assumes no obligation or responsibility to any of the Employees, Participants, or personal representatives, heirs, legatees or distributees for any act of, or failure to act, on the part of the Administration Committee.

  Section 8. 11 No Liability for Good Faith Determinations. Neither the members of the Board of Directors nor any member of the Administration Committee shall be liable for any act, omission or determination taken or made in good faith with respect to the Plan or any option granted under it, and members of the Board of Directors and the Administrative Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors and officers liability or similar insurance coverage that may from time to time be in effect.

  Section 8.12 Company Action. Any action required of the Company or any Employer shall be by resolution of its Board of Directors or by a person authorized to act by board resolution.

  Section 8. 13 Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

  Section 8.14 Notice. Any notice required to be given herein by the Employer or the Administration Committee shall be deemed delivered, when (a) personally delivered or (b) placed in the United States mails, in an envelope addressed to the last known address of the person to whom the notice is given.

  Section 8.15 Waiver of Notice. Any person entitled to notice under the Plan may waive the notice.

  Section 8.16 Successors. The Plan shall be binding upon all persons entitled to options under the Plan, their respective heirs, legatees and legal representatives, upon the Employer, its successors and assigns, and upon the Administration Committee and their successors.

  Section 8.17 Headings. The titles and headings of Articles and Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

  Section 8.18 Governing Law. All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by Federal statute. The obligation of the Company to sell and deliver stock under the Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such stock.

                                 BANCTEC, INC.


        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
         THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 1996


     The undersigned hereby appoints Grahame N. Clark, Jr. and Raghavan Rajaji as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of BancTec, Inc. held of record by the undersigned on April 12, 1996, at the Annual Meeting of Stockholders to be held on May 22, 1996 at 10:00 a.m., Dallas, Texas time, at the Texas Commerce Bank Tower, Fourth Floor Boardroom, 2200 Ross Avenue, Dallas, Texas, and at any adjournment(s) thereof. Receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement in connection therewith, each dated April ___, 1996, is hereby acknowledged. The undersigned hereby revokes any proxies heretofore given.

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATIONS, THE PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED ON THIS PROXY, FOR APPROVAL OF THE BANCTEC, INC. 1996 EMPLOYEE STOCK PURCHASE PLAN AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.


                                 (REVERSE SIDE)

     _____________________________________________________________

     __________
     COMMON

1. ELECTION OF DIRECTORS: Grahame N. Clark, Jr., A.A. Meitz, and Michael A. Stone (INSTRUCTION: To withhold authority for any individual nominee, write that nominee's name on the space provided below.)

   FOR all nominees       WITHHOLD AUTHORITY
   listed above (except   to vote FOR all         ______________________________
   as marked to the       nominees listed above.
   contrary).

   _____                  _____

2. APPROVAL OF THE ADOPTION OF THE BANCTEC, INC. 1996 EMPLOYEE STOCK PURCHASE
   PLAN:

   FOR    AGAINST   ABSTAIN

   ____    ____      ____

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE WITH RESPECT TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY
   ADJOURNMENT(S) THEREOF.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 1996.

                                            Dated: _____________, 1995

                                            __________________________

                                            __________________________
                                                    Signature(s)

                                            When signing on behalf of a
                                            corporation, partnership, estate,
                                            trust, or in any other
                                            representative capacity, please
                                            sign name and title.  For joint
                                            accounts each joint owner must sign.